The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 12, 2018

January 2018 Registration Statement No. 333-212571 Pricing Supplement dated January , 2018 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or any return of principal at maturity. Instead, the securities offer the opportunity for investors to receive a contingent quarterly payment equal to at least 2.3375% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive any contingent quarterly payment for the related quarterly period. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier even though investors will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker symbol “XOP”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date†:	January 19, 2018
Original issue date†:	January 24, 2018
Maturity date*†:	January 22, 2021
Automatic early redemption:	If, on any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.
Contingent quarterly payment:

•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.23375 (at least 2.3375% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•  If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

•  If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Downside threshold level*:	$ , which is equal to 80% of the initial underlier value (rounded to three decimal places)
Initial underlier value*:	$ , which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the final determination date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.400 and $9.651 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	final underlier value / initial underlier value
Determination dates†:	April 19, 2018, July 19, 2018, October 19, 2018, January 22, 2019, April 22, 2019, July 19, 2019, October 21, 2019, January 21, 2020, April 20, 2020, July 20, 2020, October 19, 2020 and January 19, 2021. We also refer to January 19, 2021 as the final determination date.
Contingent payment dates†:	April 24, 2018, July 24, 2018, October 24, 2018, January 25, 2019, April 25, 2019, July 24, 2019, October 24, 2019, January 24, 2020, April 23, 2020, July 23, 2020, October 22, 2020 and the maturity date
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746P324 / US06746P3249
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor underlier or, if no successor underlier is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, downside threshold level, redemption threshold level and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the determination dates, the contingent payment dates and/or the maturity date may be changed so that the stated term of the securities remains the same. Each determination date may be postponed if that determination date is not a scheduled trading day or if a market disruption event occurs on that determination date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a contingent payment date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

January 2018	Page 2

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

January 2018	Page 3

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

January 2018	Page 4

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

January 2018	Page 5

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due January 22, 2021 Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF, which we refer to as the securities, provide an opportunity for investors to receive a contingent quarterly payment, which is an amount equal to at least $0.23375 (at least 2.3375% of the stated principal amount), with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level. However, if the closing price of the underlier is less than the downside threshold level on a determination date, investors will not receive any contingent quarterly payment for that determination date. The actual contingent quarterly payment will be determined on the pricing date. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further contingent quarterly payments. If the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will also be the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive a contingent quarterly payment of at least $0.23375 (at least 2.3375% of the stated principal amount) with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪  Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent quarterly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪  Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪  The payment due at maturity will be equal to the stated principal amount times the underlier performance factor. In this case, at maturity, the securities pay less than 80% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. Investors will lose a significant portion and may lose all of their principal in this scenario.

January 2018	Page 6

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the final underlier value will be less than the downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You do not anticipate that the closing price of the underlier will be less than the downside threshold level on any determination date, and you are willing and able to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You are willing and able to forgo participation in any appreciation of the underlier, and you understand that any return on your investment will be limited to the contingent quarterly payments that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You anticipate that the closing price of the underlier will be less than the downside threshold level on one or more determination dates, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You seek exposure to any upside performance of the underlier or you seek an investment with a return that is not limited to the contingent quarterly payments that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

January 2018	Page 7

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

January 2018	Page 8

Contingent Income Auto-Callable Securities due January 22, 2021

Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$80.000, which is 80% of the hypothetical initial underlier value
Hypothetical Contingent Quarterly Payment:	$0.23375 (2.3375% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be at least 2.3375% of the stated principal amount.
Stated Principal Amount:	$10 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier value, downside threshold level or contingent quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and contingent quarterly payment applicable to the securities will be determined on the pricing date.

In Examples 1 and 2, the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the determination dates prior to the final determination date (the actual initial underlier value will be determined on the pricing date). Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the determination dates prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the determination dates prior to the final determination date is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$70.00	$0	N/A	$95.00	$0.23375	N/A
#2	$100.00	—*	$10.23375	$55.00	$0	N/A
#3	N/A	N/A	N/A	$70.00	$0	N/A
#4	N/A	N/A	N/A	$75.00	$0	N/A
#5	N/A	N/A	N/A	$85.00	$0.23375	N/A
#6	N/A	N/A	N/A	$80.00	$0.23375	N/A
#7	N/A	N/A	N/A	$75.00	$0	N/A
#8	N/A	N/A	N/A	$95.00	$0.23375	N/A
#9	N/A	N/A	N/A	$85.00	$0.23375	N/A
#10	N/A	N/A	N/A	$125.00	—*	$10.23375
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of the underlier is greater than or equal to the initial underlier value and the securities are redeemed as a result.

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In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is equal to the initial underlier value. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.23375 = $10.23375

In this example, the automatic early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

In Example 2, the securities are automatically redeemed following the tenth determination date, as the closing price of the underlier on the tenth determination date is greater than the initial underlier value. As the closing prices of the underlier on the first, fifth, sixth, eighth and ninth determination dates are greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.23375 with respect to those determination dates. Following the tenth determination date, you receive an early redemption payment of $10.23375, which includes the contingent quarterly payment with respect to that determination date.

In this example, the automatic early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the tenth determination date, upon automatic early redemption, you receive only $10.23375 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$70.00	$0	N/A	$50.00	$0	N/A
#2	$75.00	$0	N/A	$65.00	$0	N/A
#3	$65.00	$0	N/A	$62.50	$0	N/A
#4	$60.00	$0	N/A	$70.00	$0	N/A
#5	$50.00	$0	N/A	$75.00	$0	N/A
#6	$45.00	$0	N/A	$65.00	$0	N/A
#7	$50.00	$0	N/A	$70.00	$0	N/A
#8	$60.00	$0	N/A	$60.00	$0	N/A
#9	$67.50	$0	N/A	$50.00	$0	N/A
#10	$55.00	$0	N/A	$72.50	$0	N/A
#11	$70.00	$0	N/A	$70.00	$0	N/A
Final Determination Date	$55.00	$0	N/A	$90.00	—*	N/A
Payment at Maturity	$5.50			$10.23375

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier is below the downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlier. Because the final underlier value is less than the downside threshold level, at maturity, investors will receive a cash payment at maturity that is significantly less than the stated principal amount per security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($55.00 / $100.00)

= $5.50

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

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In Example 4, the closing price of the underlier is below the downside threshold level on each of the determination dates prior to the final determination date. As a result, you do not receive any contingent quarterly payments following those determination dates. In addition, the closing price of the underlier decreases to a final underlier value of $90.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus the contingent quarterly payment otherwise due. Your payment at maturity is calculated as follows:

$10 + $0.23375 = $10.23375

In this example, although the final underlier value represents a 10% decline from the initial underlier value, you receive the stated principal amount per security plus the contingent quarterly payment otherwise due, equal to a total payment of $10.23375 per security at maturity.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor. Under these circumstances, your payment at maturity will be less than 80% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier on the applicable determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that they do not provide for regular interest payments. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing price of the underlier is greater than or equal to the downside threshold level on the related determination date. If the closing price of the underlier is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the related quarterly period. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further contingent quarterly payments will be made on the securities, and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

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▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier from the initial underlier value even though you will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The contingent quarterly payment is based solely on the closing price of the underlier on the determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of the underlier on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment with respect to a quarterly period until the related determination date. Moreover, because each contingent quarterly payment is based solely on the closing price of the underlier on a specific determination date, if the closing price on that determination date is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to the related quarterly period, even if the closing price of the underlier was higher on other days during the term of the securities.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the price of the underlier over a period of time. The contingent quarterly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the underlier. The contingent quarterly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the underlier, calculated as of the pricing date, been lower. As volatility of an underlier increases, there will typically be a greater likelihood that (a) the closing price of that underlier will be less than its downside threshold level on one or more determination dates and (b) the final underlier value of that underlier will be less than its downside threshold level.

Accordingly, you should understand that a higher contingent quarterly payment will reflect, among other things, an indication of a greater likelihood that you will (a) not receive contingent quarterly payments with respect to one or more determination dates and/or (b) incur a loss of principal at maturity than would have been the case had the contingent quarterly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive contingent quarterly payments and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to

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create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the securities are linked to the performance of the underlier and not the tracked index, the return on your securities may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities. The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index. The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index. The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time. If this discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the securities. If the securities are accelerated, investors will not receive any further contingent quarterly payments. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

▪	The calculation agent has discretion to make antidilution adjustments. For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlier. If an event occurs that does not require the calculation agent to make such adjustments, the value of the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪	The securities held by the underlier are concentrated in the oil and gas exploration and production industry. All or substantially all of the equity securities held by the underlier are issued by companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the securities held by the underlier to decline during the term of the securities.

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For example, the underlier suffered significant negative performance in 2014 and 2015 while the broader U.S. equities markets achieved positive returns for the same period.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on each determination date in order for you to receive a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor underlier or, if no successor underlier is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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SPDR® S&P® Oil & Gas Exploration & Production ETF Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSGA Funds Management, Inc. (“SSGA FM”). The underlier is an investment portfolio maintained and managed by SSGA FM, the investment adviser to the underlier. The underlier is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.”

The underlier seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index (the “tracked index”). The tracked index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. For more information about the tracked index, please see “Annex—The S&P® Oil & Gas Exploration & Production Select Industry Index” below.

In seeking to track the performance of the tracked index, the underlier employs a “sampling” strategy, which means that the underlier is not required to purchase all of the securities represented in the tracked index. Instead, the underlier may purchase a subset of the securities in the tracked index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the tracked index. The quantity of holdings in the underlier will be based on a number of factors, including asset size of the underlier. Based on its analysis of these factors, SSGA FM may invest the underlier’s assets in a subset of securities in the tracked index or may invest the underlier’s assets in substantially all of the securities represented in the tracked index in approximately the same proportions as the tracked index.

The tracked index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the underlier is an actual investment portfolio. The underlier seeks to track the performance of the tracked index as closely as possible (i.e., achieve a high degree of correlation with the tracked index). However, the performance of the underlier and the tracked index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the SPDR® Series Trust, SSGA FM or the underlier, please see the SPDR® Series Trust’s prospectus. In addition, information about the SPDR® Series Trust, SSGA FM and the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPDR® Series Trust website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this document.

Information about the underlier as of market close on January 10, 2018:

Bloomberg Ticker Symbol:	XOP	52 Week High:	$41.80
Current Closing Price:	$38.48	52 Week Low:	$29.09
52 Weeks Ago (1/11/2017):	$41.00

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2013 through January 10, 2018. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on January 10, 2018 was $38.48. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

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SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Period End
2013
First Quarter	$62.10	$55.10	$60.49
Second Quarter	$62.61	$54.71	$58.18
Third Quarter	$66.47	$58.62	$65.89
Fourth Quarter	$72.74	$65.02	$68.53
2014
First Quarter	$71.83	$64.04	$71.83
Second Quarter	$83.45	$71.19	$82.28
Third Quarter	$82.08	$68.83	$68.83
Fourth Quarter	$66.84	$42.75	$47.86
2015
First Quarter	$53.94	$42.55	$51.66
Second Quarter	$55.63	$46.43	$46.66
Third Quarter	$45.22	$31.71	$32.84
Fourth Quarter	$40.53	$28.64	$30.22
2016
First Quarter	$30.96	$23.60	$30.35
Second Quarter	$37.50	$29.23	$34.81
Third Quarter	$39.12	$32.75	$38.46
Fourth Quarter	$43.42	$34.73	$41.42
2017
First Quarter	$42.21	$35.17	$37.44
Second Quarter	$37.89	$30.17	$31.92
Third Quarter	$34.37	$29.09	$34.09
Fourth Quarter	$37.64	$32.25	$37.18
2018
First Quarter (through January 10, 2018)	$38.79	$38.22	$38.48

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SPDR® S&P® Oil & Gas Exploration & Production ETF — daily closing prices* January 2, 2013 to January 10, 2018

* The dotted line indicates a hypothetical downside threshold level of 80% of the closing price of the underlier on January 10, 2018. The actual downside threshold level will be equal to 80% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax

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advisor regarding the potential application of Section 871(m) to the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

We expect that delivery of the securities will be made against payment for the securities on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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Annex

The S&P® Oil & Gas Exploration & Production Select Industry Index

We have derived all information contained in this document regarding the S&P® Oil & Gas Exploration & Production Select Industry Index (the “tracked index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the tracked index at any time.

The tracked index is a modified equal-weighted index that is designed to measure the performance of the Global Industry Classification Standard (“GICS®”) integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industry groups. The tracked index is reported by Bloomberg L.P. under the ticker symbol “SPSIRBK.” The tracked index is one of the S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on GICS®. All members of the Select Industry Indices are selected from the S&P TM Index.

The S&P TM Index offers broad market exposure to companies of all market capitalization, including all U.S. common equities listed on the New York Stock Exchange (including NYSE Arca), NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX exchanges. Only U.S. companies are eligible for inclusion in the S&P TM Index.

Index Eligibility

For purposes of membership in the Select Industry Indices, S&P Dow Jones applies the inclusion and exclusion criteria separately. Membership is based on a company’s GICS® classification, as well as liquidity and market cap requirements.

Index Inclusion Criteria

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS® sub-industry (e.g. homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

1.	float-adjusted market capitalization above U.S. $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.	float-adjusted market capitalization above U.S. $400 million and FALR above 150%.

Some companies in the S&P TM Index are represented by multiple share classes. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P TM Index, but securities already included in the S&P TM Index have been grandfathered and are not affected by this change. In the Select Industry Indices, each company is represented once by the primary listing, which is generally the most liquid share line.

All stocks satisfying the above requirements are included in the applicable Select Industry Index. At each rebalancing, at least 35 stocks are selected for each Select Industry Index. In the event that fewer than 35 stocks are selected for each Select Industry Index using the eligible primary sub-industries (primary stocks), certain indices will select stocks for inclusion from a supplementary list of highly correlated sub-industries (supplementary stocks) based on process established by S&P Dow Jones. Additionally, minimum market capitalization requirements may be relaxed for all Select Industry Indices to ensure that there are at least 22 stocks in each Select Industry Index as of each rebalancing effective date.

Index Exclusion Criteria

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below U.S. $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least U.S. $400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of U.S. $300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above U.S. $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between U.S. $400 and U.S. $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. Some of the Select Industry Indices may have different market capitalization and float-adjusted liquidity ratio requirements. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions. At the discretion of S&P Dow Jones, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the

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index weight of a stock may be excluded from the eligible universe or removed from the applicable Select Industry Index. S&P Dow Jones will provide up to five days advance notification of a deletion between rebalancing due to ownership restrictions.

Turnover. S&P Dow Jones believes turnover in index membership should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS® sub-industries set forth above.

Index Construction and Calculations

The Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The index value of each Select Industry Index is simply the market value of that Select Industry Index divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = Pi × Sharesi × IWFi × AWFi

where N is the number of stocks in the index, Pi the price of stock i, Sharesi is total shares outstanding of stock i, IWFi is the float factor of stock i (as defined below), and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which makes all index constituents modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / N × FloatAdjustedMarketValuei,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares).

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant Select Industry Index.

Divisor. Continuity in index values of each Select Industry Indices is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the relevant Select Industry Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of each Select Industry Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that Select Industry Index. The divisor of each Select Industry Index is adjusted such that the index value of that Select Industry Index at an instant just prior to a change in base capital equals the index value of that Select Industry Index at an instant immediately following that change.

Constituent Weightings

At each quarterly rebalancing, companies are initially equally weighted using closing prices as of the second Friday of the last month of the quarter as the reference price. For those companies with multiple share classes in an index, the weight assigned to each share class is proportional to its float-adjusted market capitalization as of the rebalance reference date. Adjustments are then made to ensure that there are no individual constituents whose weight in the applicable Select Industry Index exceeds the value that can be traded in a single day for a given theoretical portfolio value ranging from U.S. $500 million to U.S. $2,000 million (the “Theoretical Portfolio Value”). Theoretical Portfolio Values are determined and reviewed annually by The Americas Thematic and Strategy Index Committee (the “Index Committee”) at S&P Dow Jones. Any updates to Theoretical Portfolio Values are made at the discretion of the Index Committee and announced to the clients with ample lead time.

S&P Dow Jones calculates a maximum basket liquidity weight for each constituent in the applicable Select Industry Index using the ratio of its three-month median daily value traded to the Theoretical Portfolio Value. Each constituent’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones will make no further adjustments. If any of the Select Industry Indices contain

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exactly 22 stocks as of the rebalancing effective date, the applicable Select Industry Index is equally weighted without basket liquidity constraints.

Index Maintenance

The membership to the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for float-adjusted market capitalization and FALR is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights. The reference date for GICS® classification is as of the rebalancing effective date.

Timing of Changes

Additions. Stocks are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new stock will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving two index constituents, the merged entity will remain in the applicable Select Industry Index provided that it meets all general eligibility requirements. The merged entity will be added to the applicable Select Industry Index at the weight of the stock deemed to be the surviving stock in the transaction (i.e. the surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities). In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action.

Deletions. A stock is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a stock deletion causes the number of stocks in the relevant index to fall below 22, each stock deletion is accompanied with a corresponding stock addition. In case of GICS® changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Adjustments

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Constituent Deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes
Constituent Addition

Only in cases where the deletion causes the stock count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.

If a stock is removed from a Select Industry Index at a price of $0.00, the stock’s replacement will be added to the applicable Select Industry Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

In the case of additions due to spin-offs, the Select Industry Indices follow the S&P TM Index’s treatment of the action.

No, except in the case of stocks removed at $0.00

GICS® Change	None. If, after the GICS® change, a stock no longer qualifies to belong to a Select Industry Index, it is removed at the next rebalancing.	No

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Corporate Actions

Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Spin-Off	In general, both the parent stock and spun-off stocks will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index.	No
Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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